Exhibit 99.1

NRG Energy to Hold 2009 Annual Meeting of Stockholders on July 21

—NRG strongly recommends re-election of its experienced and highly qualified directors and rejection of the
Exelon-sponsored directors and Board expansion proposal—

Princeton, NJ; June 5, 2009—NRG Energy (NYSE: NRG) today announced that it will hold its 2009 annual meeting of stockholders on July 21, 2009. Stockholders of record at the close of business on Monday, June 15, 2009, are entitled to notice of, and to vote at, the annual meeting.

NRG will present details regarding its Board’s recommended slate of experienced and highly qualified director nominees for the 2009 annual meeting in the Company’s definitive proxy statement and other materials, which will be filed with the Securities and Exchange Commission and mailed to all stockholders eligible to vote at the annual meeting.

As previously announced, Exelon, which is pursuing a hostile takeover of NRG by way of an exchange offer, has nominated a slate of four directors for election to NRG’s Board of Directors and has proposed an amendment to expand NRG’s Board to 19 directors from its current 14 and to nominate and elect an additional five directors to the Board.

The NRG Board continues to believe that Exelon’s hostile proposal significantly undervalues the Company, is subject to numerous unfulfilled conditions, including financing, Exelon shareholder approval and regulatory approval, and other concerns yet to be addressed by Exelon including equity dilution risk due to rating agency uncertainties and the need to issue additional equity. Moreover, the NRG Board believes that the Exelon exchange offer, which has not changed since it was launched in November 2008, has deteriorated significantly in relative value terms as a result of NRG’s strong performance and value-enhancing transactions during the intervening months.

For these and other reasons, the NRG Board recommends against the election of Exelon’s nominees to the NRG Board and against Exelon’s board expansion proposal.

NRG Energy, Inc., a Fortune 500 company, owns and operates one of the country’s largest and most diverse power generation portfolios. Headquartered in Princeton, NJ, the Company’s power plants provide more than 24,000 megawatts of generation capacity—enough to supply more than 20 million homes. NRG’s retail business, Reliant Energy, serves more than 1.7 million residential, business, commercial and industrial customers in Texas. A past recipient of the energy industry’s highest honors—Platts Industry Leadership and Energy Company of the Year awards, NRG is a member of the U.S. Climate Action Partnership (USCAP), a group of business and environmental organizations calling for mandatory legislation to reduce greenhouse gas emissions. More information is available at www.nrgenergy.com.

Important Information
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of proxy of any stockholder of NRG Energy, Inc. (“NRG”). NRG filed a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) on May 28, 2009 in connection with its 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”). Prior to the 2009 Annual Meeting, NRG will furnish a definitive proxy statement to its stockholders, together with a WHITE proxy card. INVESTORS AND STOCKHOLDERS OF NRG ARE URGED TO READ THE PROXY STATEMENT FOR THE 2009 ANNUAL MEETING IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION.

In response to the exchange offer proposed by Exelon Corporation referred to in this news release, NRG has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9. STOCKHOLDERS OF NRG ARE ADVISED TO READ NRG’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION.

Investors and stockholders will be able to obtain free copies of NRG’s preliminary proxy statement, the Solicitation/Recommendation Statement on Schedule 14D-9, any amendments or supplements to the proxy statement and/or the Schedule 14D-9, any other documents filed by NRG in connection with the 2009 Annual Meeting and/or the exchange offer by Exelon Corporation, and other documents filed with the SEC by NRG by contacting MacKenzie Partners, Inc. which is assisting NRG in connection with the annual meeting and the Exelon exchange offer at 800.322.2885 toll free or by email at NRG@mackenziepartners.com, or at the SEC’s website at www.sec.gov. Free copies of the definitive proxy statement, the Solicitation/Recommendation Statement on Schedule 14D-9, and any amendments and supplements to these documents can also be obtained by directing a request to Investor Relations Department, NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540.

NRG and its directors and executive officers will be deemed to be participants in the solicitation of proxies in connection with its 2009 Annual Meeting. Detailed information regarding the names, affiliations and interests of NRG’s directors and executive officers is available in the preliminary proxy statement for the 2009 Annual Meeting, which was filed with the SEC on April 2, 2008.

Forward-Looking Statements
This communication contains forward-looking statements that may state NRG’s or its management’s intentions, hopes, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally.

The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the SEC at www.sec.gov. Statements made in connection with the exchange offer are not subject to the safe harbor protections provided to forward-looking statements under the Private Securities Litigation Reform Act of 1995.

Contacts:

Media:	Investors:
Meredith Moore 609.524.4522	Nahla Azmy 609.524.4526
Lori Neuman 609.524.4525	Dave Klein 609.524.4527
Dave Knox 713.795.6106	Erin Gilli 609.524.4528